Exhibit 10.39
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS
Equinix, Inc. (“Company”) and Merrie Williamson (“Executive”) enter into this Separation Agreement and General Release of Claims (“Agreement”) to settle all known and unknown claims Executive might have against Company and all related parties. Reference is made to Executive’s Offer Letter with the Company, dated as of February 12, 2024 (the “Letter”). Capitalized terms not otherwise defined herein have the meanings as set forth in the Letter. Except to the extent governed by federal law, this Agreement shall be governed by the statutes and common law of Washington, excluding any that mandate the use of another jurisdiction’s laws.
The Company and Executive agree as follows:
Section 1 -- Benefits
(a)    In General: The Company promises that Executive will receive the benefits set forth in this section that are (except for the Accrued Benefits (as defined below)) conditioned on Executive’s entering into this Agreement and not revoking it. Executive understands and agrees that, except for the Accrued Benefits, Executive is not otherwise entitled to receive such benefits provided to Executive under this Agreement. Executive understands that this Agreement may be revoked within 7 days after Executive signs it (the “Revocation Period”), in which case Executive will not receive any amounts or benefits under this Agreement.
(b)    Termination Date: Executive’s employment with the Company will terminate on March 1, 2025 (“Termination Date”). On the Termination Date, Executive will receive a final paycheck, which will include payment for all amounts owed for services performed up through and including the Termination Date (including, but not limited to, any overtime, or other wages) and accrued but unused PTO, less standard withholding and authorized deductions. Any other Accrued Benefits will be paid on the schedule as provided under their terms.
(c)    Severance Payments and Benefits: In exchange for entering into and not revoking this Agreement, Executive will receive the following payments and benefits, provided that Executive re-executes and does not revoke the Supplemental Release set forth in Annex A within 5 business days after the Termination Date:
i.    The Company acknowledges that Executive is entitled to retain her Sign-On Bonus described in Section 5 of the Letter and that, as of the Termination Date, the RSUs subject to the One-Time Equity Award, described in Section 6 of the Letter and below in Section 1(d)(i), shall become fully vested.
ii.    From November 1, 2024, through and including March 1, 2025, Executive shall remain an employee of the Company entitled to base salary (as in effect immediately prior to such termination), annual bonus, vesting of equity awards and all other employee benefits, such as health benefits.
iii.    Without limiting the foregoing clause (ii), Executive will receive her annual bonus, in an amount determined in the ordinary course based on actual Company performance (disregarding personal performance), for fiscal year 2024, as though she had continued in employment through the payment date, and in the form of either a cash lump sum or a grant of fully-vested RSUs covering the number of shares of the Company having a value equal to said bonus, at the Company’s sole discretion, as per the terms of the Company’s 2024 Annual Incentive Plan.
iv.    If the Executive elects to continue her health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of her employment, then the Company shall pay the Executive’s monthly premium under COBRA until the earliest of (i) the close of the 12-month period following the Termination Date or (ii) the expiration of the Executive’s continuation coverage under COBRA.
(d)    Equity. Executive was previously granted the following equity grants in connection with her employment with the Company, and other than as set forth below, Executive does not hold any equity awards in the Company:
i.    A grant for 1,727 restricted stock units (RSUs) per award number RU58807 granted on March 25, 2024 (the “One-Time Equity Award”), of which 1,727 RSUs shall be fully vested on the Termination Date;
ii.    A grant for 2,659 RSUs per award number PS0126 granted on March 25, 2024, of which 33 1/3% of those units (i.e., 886 RSUs) shall be fully vested on the Termination Date and the remainder of which will be forfeited for no consideration on the Termination Date;
iii.    A grant for 3,787 (target) to 7,574 (maximum) RSUs (actual number earned shall be determined based upon the Company’s performance) per award number PF0220 dated March 25, 2024, of which 50% of those units shall be vested upon the later of (A) February 1, 2025, and (B) the date upon which the board of directors of the Company (the “Board”) or Committee (as defined in the Company’s 2020 Equity Incentive Plan) certifies that the Company has achieved Company revenue and/or AFFO/Share (as defined in the relevant Notice of Restricted Stock Unit Award) goals of greater than $8,275.4 million and/or $32.97 per share, respectively, for 2024, and the remainder of which will be forfeited for no consideration on the Termination Date; provided, however, that (1) such forfeiture shall be effective only as and when the Board or Committee, as the case may be, determines the extent to which the relevant revenue and/or AFFO/Share goals were achieved and (2) any RSUs referenced in this clause (iii) that are not earned and vested pursuant to this clause (iii) shall be forfeited for no consideration; and
iv.    A grant for 1,612 (target) to 3,223 (maximum) RSUs per award number PT0217 dated March 25, 2024, of which 0 units shall be vested as of the Termination Date, and all of which will be forfeited for no consideration on the Termination Date.
Section 2 -- No Other Compensation or Benefits
Except as otherwise specifically provided herein or as required by COBRA or other applicable law, Executive will not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company or any of its affiliates on or after the Termination Date other than (i) the base salary that has accrued and to which the Executive is entitled as of the Termination Date and to the extent consistent with general Company policy, to be paid in accordance with the Company’s established payroll procedure and applicable law but no later than the next regularly scheduled pay period, (ii) unreimbursed business expenses for which expenses the Executive has timely submitted appropriate documentation in accordance with applicable Company policy, (iv) any amounts or benefits to which the Executive is then entitled under the terms of the benefit plans then-sponsored by the Company in accordance with their terms (collectively, the “Accrued Benefits”).
Section 3 -- Complete Release
        (a)    General Release of Claims: Except for the claims identified in Section 3(c) and except in the exercise of the Protected Rights (as defined below), Executive irrevocably and unconditionally releases (gives up) all known and unknown claims, promises, causes of action, or similar rights of any type that Executive presently may have (“Claims”) related to Executive’s employment and/or termination of employment with the Company with respect to any Released Party (as defined in Section 3(e)). Executive understands that Executive is not releasing future claims. Executive understands that the Claims Executive is releasing might arise under many different foreign, domestic, national, state, or local laws (including statutes, regulations, other administrative guidance, and common law doctrines), such as the following:
Anti-Discrimination Statutes, such as Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, and Executive Order 11,246, the Civil Rights Act of 1991, the California Fair Employment Housing Act, which prohibit discrimination based on race, color, national origin, religion, or sex; the Age Discrimination in Employment Act (“ADEA”) and Executive Order 11,141, which prohibit age discrimination in employment; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act (“ADA”) and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; the Genetic Information and Non-Disclosure Act, which prohibits discrimination based on genetic testing; and any other federal, state, or local laws prohibiting discrimination in employment based on actual or perceived race, religion, color, national origin, ancestry, physical or mental disability, medical condition, marital status, sex, pregnancy, age, sexual orientation, gender identity, or other protected characteristics, or association with a person who has, or is perceived to have, any of those or other protected characteristics.
Federal and State Employment Statutes, such as the Family Medical Leave Act, the California Family Rights Act; the California Pregnancy Disability Leave Law; Fair Labor Standards Act; Worker Adjustment and Retraining Notification Act (“WARN Act”); the Executive Retirement Income Security Act of 1974 (“ERISA”); the Uniformed Services Employment and Reinstatement Rights Act; the Occupational Safety and Health Act; the Sarbanes-Oxley Act; the False Claims Act; the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”); the Fair Credit Reporting Act; or any state law counterparts; or any claim for severance pay, pension or other retirement benefits, sick leave, holiday pay, life insurance, health or medical insurance or any other fringe benefit or disability benefits.

Other Laws and Claims, such as any federal, state, or local laws mandating leaves of absence, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state, or local laws providing recourse for alleged wrongful discharge, retaliatory discharge, tort, physical or personal injury, intentional or negligent infliction of emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims, negligent hiring, retention, or supervision claims; any claims for violation of any public policy or statute including any local or municipal laws, regulations or ordinances); any law relating to salary, commission, compensation, benefits; any claims for any payments to which Executive claims he/she may be entitled; any state statute or regulation relating to meal and rest breaks or wage statements; invasion of privacy claims, intentional interference with contract claims negligence claims; detrimental reliance claims; loss of consortium claims; promissory estoppel claims; personal injury claims; common law claims; claims for compensatory or punitive damages; claims for back pay; or any other claims, however styled, relating to or arising out of Executive’s relationship with the Company prior to the execution date of this Agreement
Examples of released Claims include, but are not limited to the following (except to the extent explicitly preserved by Section 3(c) of this Agreement): (i) Claims that in any way relate to or arose during Executive’s employment with the Company, or the termination of that employment, such as Claims for compensation, bonuses, commissions, lost wages, or unused accrued vacation, PTO or sick pay; (ii) Claims that in any way relate to the design or administration of any employee benefit program; (iii) Claims that Executive has irrevocable or vested rights to severance or similar benefits or to post-employment health or group insurance benefits; (iv) any Claims to attorneys’ fees or other indemnities (such as under the Civil Rights Attorneys’ Fees Act or awards under any applicable private attorneys’ general act), with respect to Claims Executive is releasing; or (v) any claims under the California Fair Employment and Housing Act, California Labor Code sections 200 et seq. (including, without limitation, any bona fide dispute(s) regarding wages owed), California Business & Professions Code sections 17200 et seq., or any other state statute or regulation relating to unfair competition; California Private Attorney Generals Act, California Labor Code section 2699, or any other state statute or regulations relating to private enforcement of state labor codes, and any applicable California Industrial Welfare Commission order.
(b)    No Pursuit of Released Claims: If, despite this Agreement, Executive brings a lawsuit asserting any Claim that Executive has released, Executive will be liable to the Released Parties for their attorneys’ fees, other defense costs, and any other damages that Executive’s suit causes, except those attributable to challenges to this Agreement under the ADEA or Older Workers Benefit Protection Act (“OWBPA”). Other than as specifically provided below and except in respect of the Protected Rights, Executive promises not to accept any relief or remedies not set forth in this Agreement as to any Claim Executive has released by signing it.
Subject to the Protected Rights, if Executive files or is included in any administrative charge or investigation or becomes a member of a class after the Effective Date (as defined below), Executive agrees to waive any right to monetary recovery (should any administrative or governmental agency (such as the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board

(“NLRB”), or any state or local agencies, or any other person or entity, pursue any claims on Executive’s behalf against the persons or entities covered by the release in this Agreement.

Nothing in this paragraph or Agreement is intended to limit in any way Executive’s future right or ability to file any charge or claim of discrimination with or cooperate in an investigation conducted by the NLRB, the EEOC, or any comparable state or local agency, or any other governmental agency charged with enforcing employment laws.

Nor does anything in this Agreement waive Executive’s right to testify in an administrative, legislative or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, its agents or employees, where Executive has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

(c)    Claims Not Affected by Release: This Agreement does not affect (i) any claims Executive may have against any of the Released Parties for reimbursement of business expenses pursuant to California Labor Code Section 2802, provided, however, that Executive represents and warrants to the Released Parties and agrees that, to the extent any such claims may otherwise exist, any and all necessary expenditures or losses covered by that statute have been fully reimbursed by the payments made pursuant to this Agreement; (ii) Executive’s right to apply for unemployment or disability compensation to which Executive may be entitled under law or Executive’s right to purchase continuation coverage under the Company’s group health plan which will be offered in accordance with the provisions of COBRA; (iii) claims for any Accrued Benefits or (iv) Executive’s right to indemnification under the Company’s directors and officers indemnification policies and the indemnification agreement entered into by Executive and the Company dated March 25, 2024 (the “Indemnification Agreement”). This Agreement does not affect any claims that may arise after Executive signs this Agreement, and/or which cannot be released by private agreement.

Nothing in this Agreement prevents Executive from filing a charge or complaint, from participating or cooperating in an investigation, from testifying in any action or proceeding, or from providing relevant and truthful information to any court, governmental agency or legislative body, including but not limited to the EEOC or a comparable state or local agency or the NLRB, although by signing this release Executive expressly agrees to waive his or her right to individual relief based on claims asserted in any such charge or complaint.
Other than as it related to the Protected Rights, Executive promises never to seek or accept any damages, remedies or other relief for himself or herself personally (any right to which Executive hereby waives and promises never to accept), with respect to any claim included in this Agreement, in any proceeding, including but not limited to, any NLRB or EEOC proceeding.
Notwithstanding anything in this Agreement or otherwise,
(i)    nothing in this Agreement or otherwise prohibits or limits Executive from filing a charge or complaint with, reporting violations of law to, or otherwise communicating with or participating in any investigation or proceeding conducted by, any federal, state or local government agency or commission (“Government Agencies”), including disclosing documents or other information pertaining to the Company or any of its affiliates without giving notice to, or receiving further authorization from, the Company or an affiliate,
(ii)    the Company and its affiliates may not retaliate against Executive for any of these activities, and
(iii)    nothing in this Agreement or otherwise would require Executive to waive any monetary award or other payment that Executive might become entitled to from the Government Agency (the rights and activities described in clauses (i) through (iii), the “Protected Rights”).

(d)    Unknown Claims: Executive expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California and any other similar provision of applicable law, and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:
A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her would have materially affected his or her settlement with the debtor or released party.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Company’s Releasees, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims which Executive does not know of or suspects to exist in Executive’s favor at the time of signing this Agreement, and that this Agreement contemplates the release of any such Claim or Claims.

Executive further acknowledges and agrees that California Labor Code Section 206.5 is not applicable to the resolution of this matter. That section provides in pertinent part as follows:
“An employer shall not require the execution of a release of a claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of those wages has been made.”
In connection with the foregoing, Executive acknowledges and agrees that upon the execution and performance of this Agreement, Executive has been, to the extent required by law, fully and properly paid for all time worked, received all required breaks, and has been fully reimbursed by Company for all necessary expenses incurred by Executive performing Executive’s duties, in accordance with state and federal laws.
(e)    Released Parties: The Released Parties are the Company, all current and former parents, subsidiaries, related companies, partnerships, or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection, and their successors.
Section 4 -- Promises
(a)    Company Property and Debts: Subject to the Protected Rights, Executive has returned to the Company all files, memoranda, documents, records, copies of the foregoing, Company-provided credit cards, keys, building passes, security passes, access or identification cards, and any other property of the Company or any Released Party in Executive’s possession or control. Executive has cleared all expense accounts, repaid everything Executive owes to the Company or any Released Party, paid all amounts Executive owes on Company-provided credit cards or accounts (such as cell phone accounts), and canceled or personally assumed any such credit cards or accounts. To the extent Executive has incurred any necessary and reasonable business expenses on behalf of the Company, Executive will submit acceptable documentation of such expenses no later than 45 days after Executive’s Termination Date so that the Company may reimburse Executive for such expenses pursuant to the Company’s current expense reimbursement policies and procedures.
(b)    Taxes: Executive is responsible for paying any taxes on amounts Executive receives because Executive signed this Agreement. Executive agrees that the Company is to withhold all taxes it determines it is legally required to withhold. Executive agrees not to make any claim against the Company or any other person based on how the Company reports amounts paid under this Agreement to tax authorities.
(c)    Ownership of Claims: Subject to the Protected Rights, Executive has not assigned or transferred any Claim Executive is purporting to release, nor has Executive attempted to do so.
(d)    Confidential Information, Trade Secrets, and Existing Obligations: Subject to the Protected Rights, Executive understands that, at all times in the future, Executive will remain bound by the Company’s Proprietary Information and Inventions Agreement (“PIIA”) that Executive previously signed. Subject to the Protected Rights, Executive acknowledges that Executive’s employment with the Company created a relationship of confidence and trust with respect to any information of a confidential or secret nature disclosed to Executive by the Company or a third party that (i) related to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agreed to hold information of such party in confidence, (ii) was not generally known to the public or to other persons in the industry, or if generally known, was used, selected or arranged by the Company in a manner not generally known and was made the property of the Company by mutual agreement of the parties by the PIIA, and (iii) that the Company has taken reasonable measures under the circumstances to protect from unauthorized use or disclosure (the “Confidential Information”). Executive agrees and represents that Executive has not disclosed, copied, disseminated, shared or transmitted any Confidential Information to any person, firm, corporation or entity for any reason or purpose whatsoever, except in the course of carrying out Executive’s duties and responsibilities of employment with the Company. Subject to the Protected Rights, Executive also agrees not to make use of any Confidential Information for Executive’s own purposes or for the benefit of any person, firm, corporation or other entity. Subject to the Protected Rights, Executive further warrants and represents that all Confidential Information in Executive’s possession, custody or control that is or was a property of the Company has been or shall be returned to the Company by or on the Termination Date, except that Executive may retain copies of Executive’s compensation records and all documents related to Executive’s employment, including the Letter, the Change in Control Severance Agreement between Executive and the Company dated March 25, 2024 (the “Severance Agreement”), the PIIA, the Indemnification Agreement and all equity award agreements.
(e)    Implementation: Executive agrees to sign any documents and do anything else that in the future is reasonably needed to implement this Agreement.
(f)    Other Representations: In addition to Executive’s other representations in this Agreement, subject to the Protected Rights, Executive has made the following representations to the Company, on which Executive acknowledges it also has relied in entering into this Agreement:
i.    Executive has not suffered any job-related wrongs or injuries, such as any type of discrimination, for which Executive might still be entitled to compensation or relief in the future. Executive has properly reported any and all job-related wrongs or injuries for which Executive might still be entitled to compensation or relief, such as an injury for which Executive might receive a workers’ compensation award in the future. Executive has properly reported all hours that Executive has worked and under this Agreement, Executive has been paid all wages, overtime, commissions, compensation, benefits, and other amounts that the Company or any Released Party should have paid Executive in the past.
ii.    This Agreement is not an admission of wrongdoing by the Company or any other Released Party.
iii.    Executive is intentionally releasing claims that Executive does not know Executive might have and that, with hindsight, Executive might regret having released.
iv.    If the Company or Executive successfully asserts that any provision in this Agreement is void, the rest of the Agreement shall remain valid and enforceable.

(g)    False Claims Representations and Promises: Subject to the Protected Rights, Executive has disclosed to the Company any information Executive has concerning any conduct involving the Company that Executive has any reason to believe may be unlawful or that involves any false claims to the United States. Executive promises to cooperate fully in any investigation the Company undertakes into matters occurring during Executive’s employment with the Company. Executive understands that nothing in this Agreement prevents Executive from cooperating with any state and/or U.S. government investigation. Subject to the Protected Rights, in addition, to the fullest extent permitted by law, Executive hereby irrevocably assigns to the applicable state and/or U.S. government any right Executive might have to any proceeds or awards in connection with any false claims proceedings against the Company.
(h)    Covenants: Executive acknowledges and agrees that Executive remains subject to the covenants set forth in Section 3 of the Severance Agreement, and Executive reaffirms such covenants. Section 3 of the Severance Agreement is hereby incorporated into this Agreement by reference.
Section 5 -- Consequences of Violating Promises
        In addition to any other remedies or relief that may be available, Executive agrees that the Company would be irreparably harmed by any actual or threatened violation of the PIIA that involves Agreement-related disclosures or disclosure or use of confidential information or trade secret information, and that the Company will be entitled to an injunction prohibiting Executive from committing any such violation.
Section 6 -- Consideration of Agreement
Executive acknowledges that, before signing this Agreement, Executive was given at least 21 days in which to consider this Agreement. Executive waives any right to additional time within which to consider this Agreement. Executive further acknowledges that: (1) Executive took advantage of the time Executive was given to consider this Agreement before signing it; (2) Executive carefully read this Agreement; (3) Executive fully understands it; (4) Executive is entering into it voluntarily; (5) Executive is receiving valuable consideration in exchange for Executive’s execution of this Agreement that Executive would not otherwise be entitled to receive; (6) the Company, by this writing, encouraged Executive to discuss this Agreement with Executive’s attorney (at Executive’s own expense) before signing it, and that Executive did so to the extent Executive deemed appropriate; and (7) any changes made to this Agreement, whether material or immaterial, will not restart the 21 day consideration period. Executive understands that Executive is entitled to revoke this Agreement, in writing, within 7 days once Executive signs it. Such revocation must be delivered to the Company as provided herein within the 7-day period, in which case Executive will receive no benefits and this Agreement will not go into effect. If Executive does not revoke this Agreement, it will become enforceable on the eighth day after Executive signs it. The Company need not sign this Agreement for it to become enforceable.
Section 7 -- Miscellaneous
(a)    Entire Agreement: This Agreement, together with the PIIA, the Letter and the Severance Agreement, constitute the entire agreement between Executive and the Company relating to Executive’s employment and the subject matters of such agreements. This Agreement may not be modified or canceled in any manner, nor may any provision of it or any legal remedy with respect to it be waived, except by a writing signed by both Executive and the Company’s Chief People Officer.

Executive acknowledges that the Company has made no representations or promises to Executive (such as that Executive’s former position will remain vacant), other than those in or referred to by this Agreement. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable.
(b)    Successors: This Agreement binds Executive’s heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.
(c)    Facsimile or PDF Copy: Execution of a facsimile or pdf copy shall have the same force and effect as execution of an original, and a facsimile or pdf signature shall be deemed an original and valid signature.
(d)    Interpretation: This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against Executive or any Released Party. Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Agreement.
(e)    Effective Date. This Agreement will become effective on the first day following the end of the Revocation Period, provided that Executive has signed and not revoked this Agreement in accordance with the terms hereof (the “Effective Date”).
[The remainder of this page intentionally left blank.]

BEFORE SIGNING THIS AGREEMENT, TAKE IT HOME, READ IT, AND CAREFULLY CONSIDER IT. IF YOU CHOOSE, DISCUSS IT WITH YOUR ATTORNEY (AT YOUR OWN EXPENSE).
YOU HAVE 21 DAYS TO CONSIDER THIS AGREEMENT. IF YOU DO NOT SIGN THIS AGREEMENT WITHIN THIS 21-DAY PERIOD, IT AUTOMATICALLY EXPIRES. ONCE YOU SIGN THIS AGREEMENT, YOU WILL HAVE AN ADDITIONAL 7 DAYS TO REVOKE IT. IF YOU CHOOSE TO REVOKE THIS AGREEMENT, YOU MUST DELIVER A WRITTEN NOTICE OF REVOCATION TO THE CHIEF PEOPLE OFFICER AT ONE LAGOON DRIVE, REDWOOD CITY, CA 94065. BY SIGNING THIS AGREEMENT, YOU WILL BE WAIVING YOUR KNOWN AND UNKNOWN CLAIMS.

Signed:    __/s/ Merri Williamson______________    Dated: ____November 12, 2024___
    Merrie Williamson

Signed:    _________________________________    Dated: ________________________
    Adaire Fox-Martin
    Chief Executive Officer and President

BEFORE SIGNING THIS AGREEMENT, TAKE IT HOME, READ IT, AND CAREFULLY CONSIDER IT. IF YOU CHOOSE, DISCUSS IT WITH YOUR ATTORNEY (AT YOUR OWN EXPENSE).
YOU HAVE 21 DAYS TO CONSIDER THIS AGREEMENT. IF YOU DO NOT SIGN THIS AGREEMENT WITHIN THIS 21-DAY PERIOD, IT AUTOMATICALLY EXPIRES. ONCE YOU SIGN THIS AGREEMENT, YOU WILL HAVE AN ADDITIONAL 7 DAYS TO REVOKE IT. IF YOU CHOOSE TO REVOKE THIS AGREEMENT, YOU MUST DELIVER A WRITTEN NOTICE OF REVOCATION TO THE CHIEF PEOPLE OFFICER AT ONE LAGOON DRIVE, REDWOOD CITY, CA 94065. BY SIGNING THIS AGREEMENT, YOU WILL BE WAIVING YOUR KNOWN AND UNKNOWN CLAIMS.

Signed:    _________________________________    Dated: ________________________
    Merrie Williamson

Signed:    __/s/ Adaire Fox-Martin_______________    Dated: ____Nov 12, 2024_________
    Adaire Fox-Martin
    Chief Executive Officer and President

Annex A

Supplemental Release

Pursuant to that certain Separation Agreement and General Release of Claims between myself and Equinix, Inc. (the “Company”) dated November __, 2024 (the “Agreement”), I, Merrie Williamson (“Employee”), hereby reaffirm and give the release set forth in Section 3 of the Agreement effective as of the date of my signature below (the “Supplemental Release”). I understand that I am entitled to revoke this Supplemental Release as it relates to claims that arose after the date on which I signed the Agreement but prior to the date hereof, in writing, within 7 days once I sign it. Such revocation must be delivered to the Company as provided herein within the 7-day period, in which case I will receive no further benefits under the Agreement and the Supplemental Release will not go into effect. If I do not revoke this Supplemental Release, it will become enforceable on the eighth day after I sign it. The Company need not sign this Supplemental Release for it to become enforceable.

EXECUTIVE MAY NOT SIGN THIS RELEASE UNTIL THE END OF EXECUTIVE’S WORK DAY ON EXECUTIVE’S TERMINATION DATE.

Signed: _________________________________ Dated: ________________________